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                                                                      EXHIBIT 23




                        CONSENT OF KPMG PEAT MARWICK LLP




The Board of Directors
Florsheim Group Inc.:

We consent to the use of our report dated February 3, 1997, on the consolidated balance sheets of Florsheim Group Inc. and subsidiaries as of December 28, 1996 and December 30, 1995, the related consolidated statements of operations, cash flows, and shareholders' equity for the years ended December 28, 1996, December 30, 1995 and December 31, 1994 and related schedule, in the December 28, 1996 annual report on Form 10-K of Florsheim Group Inc.








KPMG Peat Marwick LLP
Chicago, Illinois
March 25, 1997